EXHIBIT 99.1

Stock Yards Bancorp Reports Record Fourth Quarter Earnings of $36.6 Million or $1.24 Per Diluted Share

Full Year Earnings Hit Record $140.2 Million or $4.75 Per Diluted Share

Tangible Book Value Per Share Increases 19% Year Over Year To A Record $29.50

LOUISVILLE, Ky., Jan. 27, 2026 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, today reported record earnings of $36.6 million, or $1.24 per diluted share, for the fourth quarter ended December 31, 2025. This compares to net income of $31.7 million, or $1.07 per diluted share, for the fourth quarter ended December 31, 2024. Solid loan and deposit growth, coupled with non-interest income growth and excellent credit quality metrics, contributed to record fourth quarter 2025 operating results. For the year ended December 31, 2025, the Company produced record net income of $140.2 million, or $4.75 per diluted share, a 22% increase over the prior year, led by loan growth in all markets combined with net interest margin expansion and strong credit quality.

(dollar amounts in thousands, except per share data)	4Q25	3Q25	4Q24
Net income	$36,614	$36,241	$31,694
Net income per share, diluted	1.24	1.23	1.07

Net interest income	$79,250	$77,037	$69,969
Provision for credit losses(1)	1,650	1,975	2,675
Non-interest income	25,128	24,476	23,507
Non-interest expenses	54,806	53,831	51,657

Net interest margin	3.57%	3.56%	3.44%
Efficiency ratio(2)	52.46%	52.99%	55.21%
Tangible common equity to tangible assets(3)	9.32%	9.16%	8.44%
Annualized return on average assets(4)	1.54%	1.56%	1.45%
Annualized return on average equity(4)	13.78%	14.16%	13.45%

“2025 was a banner year for Stock Yards, reflecting exceptional performance with record earnings for the fourth quarter and the full year,” commented James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “We delivered solid loan growth during this quarter, our seventh consecutive quarter of growth across all markets, which demonstrates the strength of our franchise. Loan production exceeded 2024 levels, reflecting that our origination engine is performing exceptionally well and our customer relationships remain strong. While year over year loan growth came in at 8%, marking the first time in 4 years below double digits, this remains well above peer averages and reflects healthy portfolio dynamics as we navigate a normalizing credit environment. The elevated payoff activity we experienced in the second half of the year was driven by a back-log of stabilized construction projects that refinanced with permanent lenders, reflecting expected payoffs from successful projects as opposed to customer attrition. Credit quality remains strong and stable, underpinned by our disciplined underwriting approach and proactive portfolio management. These results reflect our consistent execution and commitment to sustainable growth as we enter 2026.

“Fourth quarter results benefited from widespread gains across our non-interest income categories and delivered notable value to the bottom line,” Hillebrand continued. “Our Wealth Management & Trust (WM&T) division achieved record results during the fourth quarter, with both revenue and assets under management reaching all-time highs. These results are especially impressive considering the division faced negative net new business for the first time in several years in late 2024. The turnaround in 2025 was fueled by robust market performance and a return to positive net new business, thanks in part to our strengthened, experienced sales team. We're optimistic about WM&T’s momentum and its role in driving our future growth.

“During the year, we grew our deposit base by $625 million, representing 9% growth. This expansion was attributed mainly to the success of our time deposit campaign launched in the first half of the year. Our CD promotions strategically featured short-term maturities, positioning them to reprice downward in the current rate environment. We remain committed to fostering organic growth while simultaneously strengthening the durability of our funding structure. Despite facing two interest rate cuts during the fourth quarter, our net interest margin held steady and improved slightly during the period, largely attributable to strong earning asset growth and a decline in the cost of interest-bearing liabilities,” said Hillebrand.

As of December 31, 2025, the Company had $9.54 billion in assets, $7.04 billion in loans and $7.79 billion in total deposits. The Company’s combined enterprise, which encompasses 75 branch offices across three contiguous states, will continue to benefit from a diversified geographic and economic footprint, including new branches that opened during the fourth quarter of 2025 in Bardstown, Kentucky and Liberty Township, Ohio, a suburb of Cincinnati. Further, the Company announced the appointment of a Bowling Green Market President in early December, expanding its footprint into south central Kentucky and providing another avenue for future growth.

Key factors contributing to the fourth quarter of 2025 results included:

  Total loans increased $521 million, or 8%, over the last 12 months, while growing $112 million, or 2%, on the linked quarter. Broad-based loan growth during the quarter included increases in all markets for the seventh consecutive quarter and was well spread amongst categories. Commercial real estate and Construction & Land Development (C&D) loan growth combined to drive $327 million of the increase, with the Commercial & Industrial (C&I) and residential real estate segments also contributing to year over year growth. The yield earned on total loans ended at 6.10% for the fourth quarter of 2025, which was unchanged compared to the same period in 2024, primarily due to recent rate reductions enacted by the FRB.
  Deposit balances expanded $625 million, or 9%, over the last 12 months, with the deposit mix continuing to shift from non-interest bearing and low interest-bearing deposits into higher-cost deposits. Interest-bearing deposits grew $645 million, or 11%, led in large part by time deposit growth, while non-interest bearing deposits decreased $20 million, or 1%. On the linked quarter, total deposits expanded $147 million, or 2%. Total interest-bearing deposit accounts increased $300 million, or 5%, while total non-interest bearing deposits declined $153 million, or 10%.
  Net interest income increased $9.3 million, or 13%, for the fourth quarter of 2025 compared to the fourth quarter a year ago. Net interest margin expanded 13 basis points to 3.57% for the fourth quarter of 2025 compared to the fourth quarter of the prior year, driven by strong earning asset growth that was coupled with a decline in the cost of interest-bearing liabilities. On the linked quarter, net interest income increased $2.2 million, or 3%, while net interest margin expanded 1 basis point, driven by earning asset growth and a decline in the cost of interest-bearing liabilities.
  Provision for credit losses on loans(1) of $850,000 was recorded for the fourth quarter of 2025, compared to $1.6 million for the prior year quarter. The lower expense for the fourth quarter of 2025 was attributed to more moderate loan growth compared to the fourth quarter of 2024 and a large decline in specific reserves during the quarter.
  Non-interest income increased $1.6 million, or 7%, over the fourth quarter of 2024, and increased $652,000, or 3%, on the linked quarter.
  Total non-interest expenses increased $3.1 million, or 6%, for the fourth quarter of 2025 compared to the fourth quarter of 2024, and increased $975,000, or 2%, on the linked quarter.
  Tangible common equity per share(3) was $29.50 on December 31, 2025, compared to $28.30 on September 30, 2025, and $24.82 on December 31, 2024.

Highlights for the year ended December 31, 2025:

  Loan production of $1.6 billion for 2025 compared to $1.5 billion for 2024. While production topped the prior year, net loan growth for 2025 fell short of 2024 due to long-anticipated payoff activity that picked up during the second half of the year.
  Total line of credit utilization expanded to 48%, with C&I line utilization reaching 37%, the highest level achieved in both categories in nearly six years.
  Deposit balances grew by $625 million, or 9%, over the past 12 months, as strong interest-bearing demand and time deposit expansion was only partially offset by the modest decline in non-interest-bearing demand accounts.
  Net interest income increased $43.3 million, or 17%, to a record $300.3 million for 2025.
  Net interest margin expanded 22 basis points to 3.53% in 2025 over 2024, led by strong earning asset growth and a decline in the cost of interest-bearing liabilities.
  Total non-interest income increased $1.7 million, or 2%, to a record $96.9 million in 2025 over 2024, led by strong WM&T income in addition to record treasury management fees and brokerage revenue.

Hillebrand concluded, “In December, Piper Sandler recognized Stock Yards as one of only 24 banks in the U.S. to be named a 'Sm-All Star' on their annual list of top-performing small-cap banks and thrifts. This elite list reflects the industry's leading institutions across multiple metrics, including growth, profitability, credit quality, and capital strength. Being named among the nation's top-performing community banks is a powerful validation of our strategy and momentum, and this distinction highlights the exceptional effort and commitment of the entire Stock Yards team.” Stock Yards Bancorp has been named to Piper Sandler’s Sm-All Stars list seven times in 2008, 2011, 2019, 2020, 2022, 2024 and 2025.

Results of Operations – Fourth Quarter 2025, Compared with Fourth Quarter 2024

Net interest income, the Company’s largest source of revenue, increased by $9.3 million, or 13%, to $79.3 million. Significant average earning asset balance growth and to a lesser extent, improved yields, led to strong net interest income expansion.

  Total interest income increased by $10.8 million, or 10%, to $121 million.
    Interest income and fees on loans increased $9.3 million, or 10%, over the prior year quarter. While quarterly average loan balances increased $589 million, or 9%, the average yield earned on loans remained unchanged over the past 12 months at 6.10%, due in large part to the FRB’s recent rate reductions.
    Interest income on securities decreased $2.7 million, or 31%, compared to the fourth quarter of 2024. Average securities balances declined $370 million, or 26%, while the rate earned on securities declined 16 basis points to 2.24%. The decline in average balances and related yields was attributed to the scheduled maturities of treasury bills that had previously been used for collateral pledging purposes and carried a rate similar to the Federal Funds Target Rate. Cash flows from the investment portfolio, including larger, recent scheduled maturities, have been primarily utilized to fund loan growth and provide liquidity consistent with current balance sheet management strategies.
    Average overnight funds increased $492 million for the fourth quarter of 2025 compared to the same period of the prior year, driving a $4.4 million, or 145%, increase in corresponding interest income despite rate reductions enacted by the Federal Reserve during the latter part of 2025.
  Total interest expense increased $1.6 million, or 4%, to $41.9 million, but the rate on interest-bearing liabilities decreased 17 basis points to 2.50%.
    Interest expense on deposits increased $2.1 million, or 6% over the past 12 months, attributed almost entirely to the time deposit category and consistent with the successful CD promotion that ran through mid-April. Despite ending the promotions early in the second quarter and subsequently lowering time deposit rates in tandem with the FRB’s rate reductions, the Company continued to experience time deposit growth through the end of the fourth quarter. While higher-costing time deposits became a larger percentage of the overall deposit portfolio over the past 12 months, deposit rate reductions helped lower the cost of interest-bearing deposits by 16 basis points to 2.43% for the fourth quarter of 2025 from 2.59% for the fourth quarter of 2024.

The Company recorded provision for credit losses on loans(1) of $850,000 for the fourth quarter of 2025, consistent with solid loan growth, a slightly improved economic forecast, a $2.0 million decline in specific reserve allocations, and net charge offs of $1.1 million. Additionally, the Company recorded $800,000 of expense for off balance sheet exposures for the fourth quarter of 2025 associated with increased availability related to C&D lines of credit. For the fourth quarter of 2024, the Company recorded $2.2 million in provision for credit losses on loans and $450,000 of expense for off balance sheet exposures.

Non-interest income increased $1.6 million, or 7%, to $25.1 million compared to the fourth quarter of 2024.

  WM&T income ended the fourth quarter of 2025 at $11.0 million, an increase of $628,000, or 6%, over the fourth quarter of 2024. Assets under management increased $569 million, or 8%, compared to the fourth quarter of 2024. The fourth quarter of 2025 marked the third consecutive quarter of AUM expansion, driven by strong market returns and positive net new business.
  Treasury management fees increased $403,000, or 15%, to a record $3.1 million. New product sales and broad fee increases that were implemented toward the end of the first quarter helped treasury management revenue best the record year experienced in 2024.
  Card income increased $125,000, or 2%, over the fourth quarter of 2024.
  Mortgage banking income increased $79,000, or 10% over the fourth quarter of 2024.
  Brokerage income grew $128,000, or 13%, to a record $1.1 million, attributed to added salespeople and the benefit of portfolios shifting to more profitable wrap fee-based business.
  Other non-interest income, which primarily includes swap fees, letter of credit fees and OREO activity, increased $165,000 over the fourth quarter of 2024.

Non-interest expenses increased by $3.2 million, or 6%, to $54.8 million, compared to the fourth quarter of 2024.

  Compensation expense increased $2.1 million, or 8%, compared to the fourth quarter of 2024, consistent with higher bonus accrual levels tied to record year-to-date results, annual merit-based increases, and full-time equivalent employee (FTE) expansion. Employee benefits increased $590,000, or 13%, compared to the fourth quarter of 2024, primarily due to increases in health insurance claims and FICA expense attributed in part to FTE growth.
  Net occupancy and equipment expenses increased $370,000, or 9%, over the fourth quarter of 2024, attributed mainly to increased rent and general expansion. The branch network grew from 72 locations at the end of 2024 to 75 locations at the end of 2025 as a result of opening the Center Grove, Bardstown, and Liberty Township locations over the course of the year.
  Marketing and business development expense decreased $642,000, or 23%, compared to the fourth quarter of 2024. The large variance from the prior year quarter was attributed to a $750,000 contribution made during the fourth quarter of 2024 to the Bank’s Foundation, which was formed to support the charitable causes in the communities in which the Bank operates.
  Other non-interest expenses increased $329,000, or 14%, compared to the fourth quarter of 2024, primarily attributed to higher credit card rewards and to a lesser extent, increased insurance costs.

The Company recorded income tax expense of $11.3 million for the fourth quarter of 2025, with an effective tax rate of 23.6%. This compared to income tax expense of $7.5 million in the fourth quarter of 2024, with an effective tax rate of 19.0%. The effective tax rate in the fourth quarter of 2025 was higher than the prior year period due to changes in the anticipated timing of certain tax credit investment benefits.

Financial Condition – December 31, 2025, Compared with December 31, 2024

Total assets increased $673 million, or 8%, year over year to $9.54 billion.

Total loans increased $521 million, or 8%, to $7.04 billion, with growth well-spread across segments and markets. Total line of credit usage ended at 48% as of December 31, 2025, compared to 46% as of December 31, 2024. C&I line of credit usage expanded to 37% as of period end, compared to 34% as of December 31, 2024.

Total investment securities decreased $439 million, or 32%, year over year, driven by the maturity of short-term Treasury Bills that had previously been utilized for seasonal collateral pledging purposes that were not reinvested, providing liquidity and funding for continued loan growth consistent with current balance sheet management strategies.

Total deposits increased $625 million, or 9%, over the past 12 months, with the deposit mix continuing to shift from non-interest bearing and low interest-bearing deposits into higher-cost deposits. Total interest-bearing deposits grew $645 million, or 11%, led primarily by time deposit growth. Non-interest-bearing demand accounts decreased $20 million, or 1%.

Non-performing loans totaled $13.0 million, or 0.19% of total loans outstanding on December 31, 2025, compared to $22.2 million, or 0.34% of total loans outstanding on December 31, 2024, the decrease being attributed mainly to the payoff of a few larger non-accrual loans. The ratio of allowance for credit losses to loans ended at 1.30% on December 31, 2025, compared to 1.33% on December 31, 2024.

As of December 31, 2025, the Company continued to be “well-capitalized,” the highest regulatory capital rating for financial institutions, with all capital ratios experiencing meaningful growth. Total equity to assets(3) was 11.28% and the tangible common equity ratio(3) was 9.32% on December 31, 2025, compared to 10.61% and 8.44% on December 31, 2024, respectively. Further, tangible book value per share increased from $24.82 at December 31, 2024 to $29.50 at December 31, 2025, representing an increase of 19% over the prior year.

In November 2025, the board of directors declared a quarterly cash dividend of $0.32 per common share. The dividend was paid December 31, 2025, to shareholders of record as of December 15, 2025.

Results of Operations – Fourth Quarter 2025, Compared with Third Quarter 2025

Net interest margin expanded 1 basis point on the linked quarter to 3.57%, despite the impact of recent rate reductions enacted by the FRB, as the decline in average earning asset yields was outpaced by the decrease in the cost of interest-bearing liabilities.

Net interest income increased $2.2 million, or 3%, over the prior quarter to $79.3 million.

  Total interest income increased $879,000, or 1%.
    Interest income on loans, including fees, decreased $80,000, or less than 1%. Average loans increased $98 million, or 1%, and the corresponding yield earned decreased to 6.10%.
    Average interest-bearing cash balances grew $294 million, or 65%, driving a $2.5 million, or 50%, increase in related interest income despite the impact of FRB rate reductions during the period.
  Total interest expense decreased $1.3 million, or 3%.
    Interest expense on deposits decreased $1.2 million, or 3%, as deposit rates were lowered in tandem with the FRB’s rate reductions.

During the fourth quarter of 2025, the Company recorded $850,000 in provision for credit losses on loans(1) and $800,000 of provision for off balance sheet exposures. During the third quarter of 2025, the Company recorded $1.6 million in provision for credit losses on loans and $425,000 of provision for off balance sheet exposures.

Non-interest income increased $652,000, or 3%, on the linked quarter, to $25.1 million. While most non-interest revenue streams increased on the linked quarter, non-interest income growth was largely driven by a $510,000 increase for card income attributed to the receipt of annual volume-based debit card incentives, which are received in November of each year, in addition to a solid increase in WM&T revenue.

Non-interest expenses increased $975,000, or 2% on the linked quarter to $54.8 million. Legal and professional expenses and employee benefits were the main drivers of the linked quarter increase for non-interest expense due to higher legal accruals and increased health insurance claims.

Financial Condition – December 31, 2025, Compared with September 30, 2025

Total assets increased $229 million, or 2%, on the linked quarter to $9.54 billion.

Total loans expanded $112 million, or 2%, on the linked quarter, with every market contributing to the growth. The C&D segment was the primary driver of growth for the quarter, which offset elevated payoff activity within the CRE and C&I segments. Total line of credit usage was 48% as of December 31, 2025, compared to 47% as of September 30, 2025. C&I line of credit usage was 37% as of December 31, 2025, unchanged from September 30, 2025. While C&I line of credit utilization was flat and overall line of credit utilization experienced a slight decline over the linked quarter, utilization trends remain positive and well above the same period of the prior year.

Total deposits increased $147 million, or 2%, on the linked quarter. Total interest-bearing deposit accounts increased $300 million, or 5%, while total non-interest bearing deposits declined $153 million, or 10%.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $9.54 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The Nasdaq Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its banking subsidiary operates; competition for the Company’s customers from other providers of financial services; changes in, or forecasts of, future political and economic conditions, inflation and efforts to control it; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. Refer to Stock Yards’ Annual Report on Form 10-K for the year ended December 31, 2024, as well as its other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2025 Earnings Release
(In thousands unless otherwise noted)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Income Statement Data	2025	2024	2025	2024

Net interest income, fully tax equivalent (5)	$79,339	$70,057	$300,655	$257,400
Interest income:
Loans	$107,127	$97,815	$416,943	$369,362
Federal funds sold and interest bearing due from banks	7,504	3,057	17,238	9,256
Mortgage loans held for sale	119	80	348	232
Federal Home Loan Bank stock	427	705	2,109	2,306
Investment securities	5,974	8,651	30,951	31,723
Total interest income	121,151	110,308	467,589	412,879
Interest expense:
Deposits	38,126	36,055	149,512	133,541
Securities sold under agreements to repurchase	384	793	2,411	3,432
Federal funds purchased	69	76	283	471
Federal Home Loan Bank advances	2,932	2,975	13,451	16,444
Subordinated debentures	390	440	1,620	1,951
Total interest expense	41,901	40,339	167,277	155,839
Net interest income	79,250	69,969	300,312	257,040
Provision for credit losses (1)	1,650	2,675	6,700	9,725
Net interest income after provision for credit losses	77,600	67,294	293,612	247,315
Non-interest income:
Wealth management and trust services	10,974	10,346	42,808	42,843
Deposit service charges	2,303	2,276	8,732	8,906
Debit and credit card income	5,519	5,394	19,873	20,082
Treasury management fees	3,078	2,675	11,679	11,064
Mortgage banking income	860	781	4,123	3,858
Net investment product sales commissions and fees	1,119	991	4,221	3,571
Bank owned life insurance	633	626	2,515	2,443
Gain on sale of premises and equipment	(2)	(61)	72	(100)
Other	644	479	2,925	2,563
Total non-interest income	25,128	23,507	96,948	95,230
Non-interest expenses:
Compensation	28,510	26,453	110,557	100,842
Employee benefits	5,267	4,677	21,260	20,268
Net occupancy and equipment	4,299	3,929	16,533	15,193
Technology and communication	4,857	4,744	19,295	19,207
Debit and credit card processing	1,902	1,860	7,613	7,262
Marketing and business development	2,173	2,815	7,526	6,924
Postage, printing and supplies	930	905	3,746	3,645
Legal and professional	1,329	843	4,215	4,111
FDIC insurance	1,124	1,171	4,805	4,539
Capital and deposit based taxes	895	653	3,415	2,781
Intangible amortization	914	1,330	3,658	4,485
Other	2,606	2,277	9,741	8,922
Total non-interest expenses	54,806	51,657	212,364	198,179
Income before income tax expense	47,922	39,144	178,196	144,366
Income tax expense	11,308	7,450	38,046	29,827
Net income	$36,614	$31,694	$140,150	$114,539

Net income per share - Basic	$1.25	$1.08	$4.77	$3.91
Net income per share - Diluted	1.24	1.07	4.75	3.89
Cash dividend declared per share	0.32	0.31	1.26	1.22

Weighted average shares - Basic	29,370	29,319	29,363	29,288
Weighted average shares - Diluted	29,495	29,493	29,507	29,421

	December 31,
Balance Sheet Data	2025	2024

Investment securities	$921,057	$1,360,285
Loans	7,041,310	6,520,402
Allowance for credit losses on loans	91,867	86,943
Total assets	9,536,124	8,863,419
Non-interest bearing deposits	1,435,846	1,456,138
Interest bearing deposits	6,355,291	5,710,263
Federal Home Loan Bank advances	300,000	300,000
Accumulated other comprehensive loss	(61,275)	(91,151)
Stockholders' equity	1,075,697	940,476

Total shares outstanding	29,476	29,431
Book value per share (3)	$36.49	$31.96
Tangible common equity per share (3)	29.50	24.82
Market value per share	64.95	71.61

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2025 Earnings Release

	Three Months Ended December 31,		Twelve Months Ended December 31,
Average Balance Sheet Data	2025	2024	2025	2024

Federal funds sold and interest bearing due from banks	$742,895	$251,209	$407,171	$178,252
Mortgage loans held for sale	7,751	6,335	6,673	5,508
Investment securities	1,066,621	1,436,748	1,273,145	1,482,672
Federal Home Loan Bank stock	20,717	23,475	23,738	26,386
Loans	6,971,307	6,381,869	6,798,540	6,085,782
Total interest earning assets	8,809,291	8,099,636	8,509,267	7,778,600
Total assets	9,456,699	8,718,416	9,140,380	8,376,739
Non-interest bearing deposits	1,542,735	1,492,624	1,499,941	1,504,844
Interest bearing deposits	6,218,760	5,531,441	5,910,736	5,153,189
Total deposits	7,761,495	7,024,065	7,410,677	6,658,033
Securities sold under agreements to repurchase	84,802	148,414	118,987	154,387
Federal funds purchased	7,088	6,508	6,727	8,812
Federal Home Loan Bank advances	300,000	300,000	341,918	369,331
Subordinated debentures	26,806	26,806	26,806	26,803
Total interest bearing liabilities	6,637,456	6,013,169	6,405,174	5,712,522
Accumulated other comprehensive loss	(65,786)	(81,585)	(77,945)	(91,299)
Total stockholders' equity	1,054,117	937,782	1,001,423	896,971

Performance Ratios
Annualized return on average assets (4)	1.54%	1.45%	1.53%	1.37%
Annualized return on average equity (4)	13.78%	13.45%	14.00%	12.77%
Net interest margin, fully tax equivalent	3.57%	3.44%	3.53%	3.31%
Non-interest income to total revenue, fully tax equivalent	24.05%	25.12%	24.38%	27.01%
Efficiency ratio, fully tax equivalent (2)	52.46%	55.21%	53.41%	56.20%

Capital Ratios
Total stockholders' equity to total assets (3)			11.28%	10.61%
Tangible common equity to tangible assets (3)			9.32%	8.44%
Average stockholders' equity to average assets			10.96%	10.71%
Total risk-based capital			13.42%	12.73%
Common equity tier 1 risk-based capital			11.84%	11.17%
Tier 1 risk-based capital			12.17%	11.52%
Leverage			10.30%	9.94%

Loan Segmentation
Commercial real estate - non-owner occupied			$1,915,252	$1,835,935
Commercial real estate - owner occupied			1,121,896	1,002,853
Commercial and industrial			1,509,489	1,438,654
Residential real estate - owner occupied			881,865	805,080
Residential real estate - non-owner occupied			391,216	382,744
Construction and land development			751,897	623,005
Home equity lines of credit			285,115	247,433
Consumer			142,425	144,644
Leases			16,912	15,514
Credit cards			25,243	24,540
Total loans and leases			$7,041,310	$6,520,402

Deposit Segmentation
Interest bearing demand			$2,886,406	$2,649,142
Savings			420,382	419,355
Money market			1,311,969	1,403,978
Time deposits			1,736,534	1,237,788
Non-Interest bearing deposits			1,435,846	1,456,138
Total deposits			$7,791,137	$7,166,401

Asset Quality Data
Non-accrual loans			$12,585	$21,727
Modifications to borrowers experiencing financial difficulty			-	-
Loans past due 90 days or more and still accruing			449	487
Total non-performing loans			13,034	22,214
Other real estate owned			190	10
Total non-performing assets			$13,224	$22,224
Non-performing loans to total loans			0.19%	0.34%
Non-performing assets to total assets			0.14%	0.25%
Allowance for credit losses on loans to total loans			1.30%	1.33%
Allowance for credit losses on loans to average loans			1.32%	1.43%
Allowance for credit losses on loans to non-performing loans			705%	391%
Net (charge-offs) recoveries	$(1,143)	$(625)	$(626)	$(1,231)
Net (charge-offs) recoveries to average loans (6)	-0.02%	-0.01%	-0.01%	-0.02%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2025 Earnings Release

	Quarterly Comparison
Income Statement Data	12-31-25	9-30-25	6-30-25	3-31-25	12-31-24

Net interest income, fully tax equivalent (5)	$79,339	$77,119	$73,560	$70,636	$70,057
Net interest income	$79,250	$77,037	$73,473	$70,552	$69,969
Provision for credit losses (1)	1,650	1,975	2,175	900	2,675
Net interest income after provision for credit losses	77,600	75,062	71,298	69,652	67,294
Non-interest income:
Wealth management and trust services	10,974	10,704	10,483	10,647	10,346
Deposit service charges	2,303	2,281	2,069	2,079	2,276
Debit and credit card income	5,519	5,009	4,837	4,508	5,394
Treasury management fees	3,078	2,923	3,005	2,673	2,675
Mortgage banking income	860	1,252	1,094	917	781
Net investment product sales commissions and fees	1,119	1,112	980	1,010	991
Bank owned life insurance	633	631	629	622	626
Gain (loss) on sale of premises and equipment	(2)	-	74	-	(61)
Other	644	564	1,177	540	479
Total non-interest income	25,128	24,476	24,348	22,996	23,507
Non-interest expenses:
Compensation	28,510	28,836	27,279	25,932	26,453
Employee benefits	5,267	4,878	5,330	5,785	4,677
Net occupancy and equipment	4,299	4,086	4,025	4,123	3,929
Technology and communication	4,857	4,837	4,773	4,828	4,744
Debit and credit card processing	1,902	1,984	1,908	1,819	1,860
Marketing and business development	2,173	1,887	1,951	1,515	2,815
Postage, printing and supplies	930	910	937	969	905
Legal and professional	1,329	891	1,088	907	843
FDIC insurance	1,124	1,198	1,260	1,223	1,171
Capital and deposit based taxes	895	1,082	738	700	653
Intangible amortization	914	915	915	914	1,330
Other	2,606	2,327	2,496	2,312	2,277
Total non-interest expenses	54,806	53,831	52,700	51,027	51,657
Income before income tax expense	47,922	45,707	42,946	41,621	39,144
Income tax expense	11,308	9,466	8,922	8,350	7,450
Net income	$36,614	$36,241	$34,024	$33,271	$31,694

Net income per share - Basic	$1.25	$1.23	$1.16	$1.13	$1.08
Net income per share - Diluted	1.24	1.23	1.15	1.13	1.07
Cash dividend declared per share	0.32	0.32	0.31	0.31	0.31

Weighted average shares - Basic	29,370	29,369	29,364	29,349	29,319
Weighted average shares - Diluted	29,495	29,526	29,505	29,501	29,493

	Quarterly Comparison
Balance Sheet Data	12-31-25	9-30-25	6-30-25	3-31-25	12-31-24

Cash and due from banks	$70,061	$84,357	$97,606	$110,156	$78,925
Federal funds sold and interest bearing due from banks	816,315	671,932	353,806	293,580	212,095
Mortgage loans held for sale	6,247	6,045	5,014	7,797	6,286
Investment securities	921,057	940,639	1,221,842	1,246,690	1,360,285
Federal Home Loan Bank stock	20,717	20,717	22,839	29,315	21,603
Loans	7,041,310	6,929,456	6,850,273	6,646,360	6,520,402
Allowance for credit losses on loans	91,867	92,160	90,722	88,814	86,943
Goodwill	194,074	194,074	194,074	194,074	194,074
Total assets	9,536,124	9,307,376	9,208,986	8,997,478	8,863,419
Non-interest bearing deposits	1,435,846	1,589,159	1,514,924	1,499,383	1,456,138
Interest bearing deposits	6,355,291	6,054,813	5,991,826	5,794,583	5,710,263
Securities sold under agreements to repurchase	112,476	73,149	126,576	151,424	162,967
Federal funds purchased	7,289	6,729	6,709	6,540	6,525
Federal Home Loan Bank advances	300,000	300,000	300,000	300,000	300,000
Subordinated debentures	26,806	26,806	26,806	26,806	26,806
Accumulated other comprehensive income loss	(61,275)	(67,622)	(75,311)	(79,840)	(91,151)
Stockholders' equity	1,075,697	1,041,144	1,005,704	975,473	940,476

Total shares outstanding	29,476	29,474	29,473	29,469	29,431
Book value per share (3)	$36.49	$35.32	$34.12	$33.10	$31.96
Tangible common equity per share (3)	29.50	28.30	27.06	26.01	24.82
Market value per share	64.95	69.99	78.98	69.09	71.61

Capital Ratios
Total stockholders' equity to total assets (3)	11.28%	11.19%	10.92%	10.84%	10.61%
Tangible common equity to tangible assets (3)	9.32%	9.16%	8.86%	8.72%	8.44%
Average stockholders' equity to average assets	11.15%	11.02%	10.91%	10.73%	10.76%
Total risk-based capital	13.42%	13.17%	12.91%	12.85%	12.73%
Common equity tier 1 risk-based capital	11.84%	11.59%	11.32%	11.25%	11.17%
Tier 1 risk-based capital	12.17%	11.92%	11.66%	11.60%	11.52%
Leverage	10.30%	10.24%	10.17%	9.98%	9.94%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2025 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	12-31-25	9-30-25	6-30-25	3-31-25	12-31-24

Federal funds sold and interest bearing due from banks	742,895	$448,969	$249,738	$180,439	$251,209
Mortgage loans held for sale	7,751	6,051	7,145	5,732	6,335
Investment securities	1,066,621	1,236,715	1,337,994	1,455,926	1,436,748
Federal Home Loan Bank stock	20,717	21,125	22,413	30,838	23,475
Loans	6,971,307	6,873,559	6,746,973	6,597,388	6,381,869
Total interest earning assets	8,809,291	8,586,419	8,364,263	8,270,323	8,099,636
Total assets	9,456,699	9,216,803	8,987,084	8,893,907	8,718,416
Non-interest bearing deposits	1,542,735	1,540,029	1,489,188	1,426,088	1,492,624
Interest bearing deposits	6,218,760	6,001,275	5,820,314	5,594,740	5,531,441
Total deposits	7,761,495	7,541,304	7,309,502	7,020,828	7,024,065
Securities sold under agreement to repurchase	84,802	104,640	128,493	158,985	148,414
Federal funds purchased	7,088	6,689	6,610	6,514	6,508
Federal Home Loan Bank advances	300,000	300,000	303,297	466,667	300,000
Subordinated debentures	26,806	26,806	26,806	26,806	26,806
Total interest bearing liabilities	6,637,456	6,439,410	6,285,520	6,253,712	6,013,169
Accumulated other comprehensive loss	(65,786)	(75,659)	(83,970)	(86,622)	(81,585)
Total stockholders' equity	1,054,117	1,015,478	980,803	954,040	937,782

Performance Ratios
Annualized return on average assets (4)	1.54%	1.56%	1.52%	1.52%	1.45%
Annualized return on average equity (4)	13.78%	14.16%	13.91%	14.14%	13.45%
Net interest margin, fully tax equivalent	3.57%	3.56%	3.53%	3.46%	3.44%
Non-interest income to total revenue, fully tax equivalent	24.05%	24.09%	24.87%	24.56%	25.12%
Efficiency ratio, fully tax equivalent (2)	52.46%	52.99%	53.83%	54.50%	55.21%

Loans Segmentation
Commercial real estate - non-owner occupied	$1,915,252	$1,947,892	$1,989,982	$1,870,352	$1,835,935
Commercial real estate - owner occupied	1,121,896	1,091,134	1,010,692	1,004,774	1,002,853
Commercial and industrial	1,509,489	1,490,149	1,491,143	1,463,746	1,438,654
Residential real estate - owner occupied	881,865	873,540	851,284	813,823	805,080
Residential real estate - non-owner occupied	391,216	394,429	390,784	381,429	382,744
Construction and land development	751,897	675,052	671,011	679,345	623,005
Home equity lines of credit	285,115	271,017	263,826	252,125	247,433
Consumer	142,425	142,149	140,715	140,009	144,644
Leases	16,912	18,517	14,563	14,460	15,514
Credit cards	25,243	25,577	26,273	26,297	24,540
Total loans and leases	$7,041,310	$6,929,456	$6,850,273	$6,646,360	$6,520,402

Deposit Segmentation
Interest bearing demand	$2,886,406	$2,573,204	$2,520,405	$2,545,858	$2,649,142
Savings	420,382	420,614	424,985	429,171	419,355
Money market	1,311,969	1,341,727	1,385,845	1,343,031	1,403,978
Time deposits	1,736,534	1,719,268	1,660,591	1,476,523	1,237,788
Non-Interest bearing deposits	1,435,846	1,589,159	1,514,924	1,499,383	1,456,138
Total deposits	$7,791,137	$7,643,972	$7,506,750	$7,293,966	$7,166,401

Asset Quality Data
Non-accrual loans	$12,585	$18,559	$17,650	$15,865	$21,727
Modifications to borrowers experiencing financial difficulty	-	-	-	-	-
Loans past due 90 days or more and still accruing	449	100	378	283	487
Total non-performing loans	13,034	18,659	18,028	16,148	22,214
Other real estate owned	190	190	10	85	10
Total non-performing assets	$13,224	$18,849	$18,038	$16,233	$22,224
Non-performing loans to total loans	0.19%	0.27%	0.26%	0.24%	0.34%
Non-performing assets to total assets	0.14%	0.20%	0.20%	0.18%	0.25%
Allowance for credit losses on loans to total loans	1.30%	1.33%	1.32%	1.34%	1.33%
Allowance for credit losses on loans to average loans	1.32%	1.34%	1.34%	1.35%	1.36%
Allowance for credit losses on loans to non-performing loans	705%	494%	503%	550%	391%
Net (charge-offs) recoveries	$(1,143)	$(112)	$(342)	$971	$(625)
Net (charge-offs) recoveries to average loans (6)	-0.02%	0.00%	-0.01%	0.01%	-0.01%

Other Information
Total WM&T assets under management (in millions)	$7,635	$7,480	$7,193	$6,804	$7,066
Full-time equivalent employees	1,123	1,140	1,118	1,089	1,080

(1) - Detail of Provision for credit losses follows:

	Quarterly Comparison
(in thousands)	12-31-25	9-30-25	6-30-25	3-31-25	12-31-24
Provision for credit losses - loans	$850	$1,550	$2,250	$900	$2,225
Provision for credit losses - off balance sheet exposures	800	425	(75)	-	450
Total provision for credit losses	$1,650	$1,975	$2,175	$900	$2,675

(2) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income (FTE) and non-interest income.

	Quarterly Comparison
(Dollars in thousands)	12-31-25	9-30-25	6-30-25	3-31-25	12-31-24
Total non-interest expenses (a)	$54,806	$53,831	$52,700	$51,027	$51,657

Total net interest income, fully tax equivalent	$79,339	$77,119	$73,560	$70,636	$70,057
Total non-interest income	25,128	24,476	24,348	22,996	23,507
Total revenue - Non-GAAP (b)	104,467	101,595	97,908	93,632	93,564

Efficiency ratio - Non-GAAP (a/b)	52.46%	52.99%	53.83%	54.50%	55.21%

(3) - The following table provides a reconciliation of total stockholders’ equity in accordance with GAAP to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:

	Quarterly Comparison
(In thousands, except per share data)	12-31-25	9-30-25	6-30-25	3-31-25	12-31-24
Total stockholders' equity - GAAP (a)	$1,075,697	$1,041,144	$1,005,704	$975,473	$940,476
Less: Goodwill	(194,074)	(194,074)	(194,074)	(194,074)	(194,074)
Less: Core deposit and other intangibles	(12,160)	(13,074)	(13,989)	(14,904)	(15,818)
Tangible common equity - Non-GAAP (c)	$869,463	$833,996	$797,641	$766,495	$730,584

Total assets - GAAP (b)	$9,536,124	$9,307,376	$9,208,986	$8,997,478	$8,863,419
Less: Goodwill	(194,074)	(194,074)	(194,074)	(194,074)	(194,074)
Less: Core deposit and other intangibles	(12,160)	(13,074)	(13,989)	(14,904)	(15,818)
Tangible assets - Non-GAAP (d)	$9,329,890	$9,100,228	$9,000,923	$8,788,500	$8,653,527

Total stockholders' equity to total assets - GAAP (a/b)	11.28%	11.19%	10.92%	10.84%	10.61%
Tangible common equity to tangible assets - Non-GAAP (c/d)	9.32%	9.16%	8.86%	8.72%	8.44%

Total shares outstanding (e)	29,476	29,474	29,473	29,469	29,431

Book value per share - GAAP (a/e)	$36.49	$35.32	$34.12	$33.10	$31.96
Tangible common equity per share - Non-GAAP (c/e)	29.50	28.30	27.06	26.01	24.82

(4) - Return on average assets equals net income divided by total average assets, annualized to reflect a full year return on average assets. Similarly, return on average equity equals net income divided by total average equity, annualized to reflect a full year return on average equity.

(5) - Interest income on a FTE basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income. Interest income, yields and ratios on a FTE basis are considered non-GAAP financial measures. Management believes net interest income on a FTE basis provides an insightful picture of the interest margin for comparison purposes. The FTE basis also allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The FTE basis assumes a federal corporate income tax rate of 21%.

(6) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.

Contact:	T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890